Exhibit 99.8

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: March 17, 2025

SEALBOND LIMITED

By:	/s/ Wong Wun Lam
Name: Wong Wun Lam
Title: Director

CK LIFE SCIENCES INT’L., (HOLDINGS) INC.

By:	/s/ Yu Ying Choi Alan Abel
Name: Yu Ying Choi Alan Abel
Title: Director

CONJOINT INC.

By:	/s/ Wong Wun Lam
Name: Wong Wun Lam
Title: Director